Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 6, 2025 relating to the consolidated financial statements of Serve Robotics Inc., which appear in its Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ dbbmckennon

Newport Beach, California

March 12, 2026